UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant		☒

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to Section 240.14a-12

PARLUX FRAGRANCES, INC.

(Name of Registrant as Specified in its Charter)

GLENN NUSSDORF

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CERTAIN INFORMATION CONCERNING PARTICIPANTS

IN SOLICITATION OF CONSENTS BY GLENN NUSSDORF

FROM STOCKHOLDERS OF PARLUX FRAGRANCES, INC.

Glenn Nussdorf, Lillian Ruth Nussdorf, Model Reorg, Inc., a privately held corporation ("Model"), and certain other persons named below may be deemed to be participants in the solicitation of consents by Glenn Nussdorf from stockholders of Parlux Fragrances, Inc. (the "Company").

Other participants in this solicitation may include Michael Katz, the President and Chief Executive Officer of E Com Ventures, Inc. ("ECMV"), and certain directors and executive officers of Model, as follows: Stephen Nussdorf, President and Director; Arlene Nussdorf-Mark, Director; and Alfred Paliani, Chief Legal Officer and Assistant Secretary. Model is controlled by Glenn Nussdorf, Stephen Nussdorf and Arlene Nussdorf-Mark. Michael Katz also serves as a director and executive officer of certain other private companies controlled by the Nussdorf family. Glenn Nussdorf, Stephen Nussdorf and Arlene Nussdorf-Mark are siblings and Lillian Ruth Nussdorf is their mother.

Participants in this solicitation also include the following persons who, together with Glenn Nussdorf and Michael Katz, are Glenn Nussdorf's nominees to stand for election to the Company's Board of Directors: Joshua Angel, Anthony D'Agostino, Neil Katz and Robert Mitzman. There is no family relationship between Michael Katz and Neil Katz.

As of December 26, 2006, Glenn Nussdorf is the beneficial owner of 2,212,629 shares of the Company's common stock, which includes 250,000 shares of the Company's common stock which also are beneficially owned by Lillian Ruth Nussdorf. As of such date, no other participant is the record or beneficial owner of any shares of the Company's common stock.

Additional information about persons who may be deemed to be participants in Glenn Nussdorf's solicitation of consents from stockholders of the Company is set forth in Glenn Nussdorf's preliminary consent statement filed with the Securities and Exchange Commission on December 22, 2006.

According to the Company's definitive proxy statement filed with the Securities and Exchange Commission on August 25, 2006, the Company had net sales to Perfumania, Inc. ("Perfumania") of $23,517,313, $35,330,772, and $31,964,407 during the fiscal years ended March 31, 2006, 2005 and 2004, respectively. Perfumania is one of the Company's largest customers and is a wholly-owned subsidiary of ECMV. Glenn Nussdorf and Stephen Nussdorf beneficially own an aggregate of approximately 45% of the shares of common stock of ECMV. Stephen Nussdorf is Chairman of the Board and a director of ECMV and Michael Katz is President, Chief Executive Officer and a director of ECMV. On November 10, 2006, Model made a proposal to the Board of Directors of ECMV whereby Model would be acquired by ECMV and all of Model's outstanding common stock would be converted into 6,396,649 shares of ECMV common stock. Following this conversion, Glenn Nussdorf and Stephen Nussdorf would beneficially own an aggregate of approximately 80.20% of ECMV's outstanding common stock.

Five Star Fragrance Company, Inc. ("Five Star"), a wholly-owned subsidiary of Model, had net sales of $927,288 (which does not reflect a $150,000 credit issued to the Company during 2006) to the Company during the period from September 2003 through April 2006 (at which time the relationship terminated) representing the sale of Royal Copenhagen branded merchandise.